Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

April 6, 2010

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors
ePhoto Image, Inc.
Shunyi County, Beijing, China

To Whom It May Concern:

Silberstein Ungar, PLLC (formerly known as Maddox Ungar Silberstein, PLLC) hereby consents to the use in the Form S-1/A, Registration Statement under the Securities Act of 1933, filed by ePhoto Image, Inc. Amendment No. 1, of our report dated August 28, 2009, relating to the financial statements of ePhoto Image, Inc., a Nevada Corporation, as of and for the periods ending April 30, 2009 and 2008 and for the period from September 30, 2007 (inception) to April 30, 2009, and the reference to us under the caption “Interests of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC